Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

QMDC.OB - Q2 2004 QUADRAMED CORP Earnings Conference Call

Event Date/Time: Aug. 10. 2004 / 8:00AM ET

Event Duration: 48 min

CORPORATE PARTICIPANTS

Lawrence P. English

QuadraMed Corporation - Chairman and CEO

John Wright

QuadraMed Corporation - EVP and CFO

Mike Wilstead

QuadraMed Corporation - President and COO

CONFERENCE CALL PARTICIPANTS

Adrian McKay

Freestyle (ph) Fund Management - Analyst

John Scott

Senarty Hills (ph) - Analyst

Matthew Campbell

Knott Partners (ph) - Analyst

Todd Cohen

MTC (ph) Advisors - Analyst

Bob Sayles

LMK (ph) Capital Management - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the QuadraMed second-quarter 2004 investor conference call. Today’s call is being recorded and webcast, and replays will be available on the QuadraMed’s website within 24 hours. All participants will be in listen-only mode until the question-and-answer session. Instructions on how to participate in this session will be given at the conclusion of the presentation.

Let me take a moment to reference QuadraMed’s Safe Harbor statement under the Private Securities Litigation Reform Act. The presentations made during this conference call contain forward-looking statements by QuadraMed within the meanings of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. The words believe, expect, anticipate, intend, plan, estimate, may, should, could, and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are made by interpreting only as of the date on which they are made.

QuadraMed undertakes no obligation to update or revise any forward-looking statements. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements and its periodic reports filed with the Securities and Exchange Commission. At this time I would like to introduce Lawrence P. English, QuadraMed’s Chairman and Chief Executive Officer. Mr. English, please go ahead.

Lawrence P. English - QuadraMed Corporation - Chairman and CEO

Thank you, Joe, and good morning and thank you all for joining us; particularly thanks to those of you on the West Coast who have gotten up so early in the morning. With me on the call today are QuadraMed’s President and Chief Operating Officer Mike Wilstead, and our Chief Financial Officer John Wright.

I will start with a few comments on the quarter. John will comment on the financial statements, and since the 10-Q has been available for almost a week, he you will focus on changes in the balance sheet and the accounting associated with the issuance of the preferred stock and the retirement of our debt. After John, Mike will comment on operating results. Finally, I will wrap up with some comments on our strategic direction, and we will turn to your questions.

We’re generally satisfied with the second quarter’s financial results. We had our first new Affinity sale for 2004 in the quarter, and we had very strong sales of our Quantim products and our government products. Revenue was down sequentially; but remember in the first quarter we were helped by a strong backlog from prior period sales, and we had a large and somewhat exceptional hardware sale. Revenues in the second quarter was up 8 percent over the prior year and through 6 months up 16 percent over the prior year. Cost of revenue and operating expenses were in line with my expectations. I will let John cover the rest of the numbers and Mike will comment on bookings and pipeline.

I’m very pleased with the other achievements in the second quarter. At the end of the first quarter conference call, I said we would focus our efforts to get our stock listed on a national exchange. As you all know, we announced last week that our shares will begin to trade on the American Stock Exchange on August 19 under the ticker symbol QD. This is a great achievement for the Company, and we are now a position to launch a more active investor relations program.

I also noted in the last quarter that we were actively seeking acquisitions to complement our productline. The Tempus acquisition closed on June 30. On a stand-alone basis Tempus has been growing by more than 20 percent a year and they are very profitable. The fit with our Affinity product is hand in glove. We plan to add to their growth by selling into our existing customer base and packaging their products with new Affinity sales.

Finally, last quarter I noted we would look for opportunities to strengthen our balance sheet. We carefully considered a number of options and decided to proceed with the preferred stock offering we announced in June. I’m very pleased with the market’s response to our preferred stock offering. We’re now debt free. We have almost $50 million in stockholder equity, and we have eliminated $10 million in annual interest expense. Now let me turn the call over to John.

John Wright - QuadraMed Corporation - EVP and CFO

Thank you, Larry. As Larry indicated, this was an okay quarter for us. Revenues were almost $32 million, up from about $29.5 million or 8 percent from the same quarter last year. And our expenses were pretty much in line with what we were expecting for this quarter. I will talk more about results of operations in a few minutes, but first I would like to discuss the significant capital formation, deleveraging, and M&A activity of the second and third quarters.

Several months ago we began to look at the options we had to raise additional equity and reduce our outstanding debt. We thought this was important for several reasons. First, coming out of our accounting difficulties of 2002 and early 2003, we felt the need to send a powerful message to our customers and future customers, and indeed to our shareholders, that our difficulties were behind us and we were once again poised to take advantage of the opportunities before us.

Second, we were learning that in spite of a strong cash position and acceptable operating results, some potential customers looked at us with some skepticism about long-term prospects. They were, quite frankly, nervous about our future. Well, that cloud over us has now been removed. It has been removed not only by the positive effect that the preferred offering had on our shareholders equity and overall strength of our balance sheet, but also by the powerful message that raising $100 million of new equity brings with it.

About two-thirds of the money we raised came from our former noteholders, people who know our Company and have demonstrated their confidence in our Company and in our future. About one-third came from new money, people who have heard the QuadraMed story and want to be a part of it.

The final reason for the offering was we wanted to rid ourselves of our 10 percent debt. Our total debt service cost was running about $10 million a year, 8 million of that in cash, while the dividends on the preferred will be about $5.5 million.

So let’s look at the transaction. Net proceeds from the $100 million offering of preferred stock were $96.1 million. We used $79 million of those proceeds to redeem our 10 percent senior secured notes at a 5 percent premium. Those notes were not callable until April 2006, and then at 101.5. We used $12 million to redeem our 5.25 percent convertible subordinated notes at 100.75. These notes were callable under the terms of the debenture at that rate.

Some of these redemptions occurred before June 30 and some after. So as a result, we included a pro forma balance sheet in our Form 10-Q, which gives effect to the total redemption, not just the portion occurring by the end of the quarter. After transaction fees and cost, the remaining proceeds were approximately $5 million, which is about the cash component we paid for Tempus. I will talk more about this acquisition a little later.

We recognized or will recognize in the third quarter a loss of $15 million on the redemption of the debt. About 11 million of this is writing off of the unamortized value of the warrants and related debt costs that were attached to the 10 percent notes, and about 4 million is the premium we paid to redeem the notes. So the charge for 11 million is a non-cash one, while the 4 million was actually paid out.

The 5.5 percent preferred is cumulative mandatory preferred stock and is convertible after June 2007, if our common stock is trading above $5.10 a share. It is also convertible at the option of the holder, and if this optional conversion is done prior to June 2007, the holders of the converted preferred are entitled to receive dividends from the date of conversion to June 2007.

As you might expect, this optional conversion feature means that the accounting for the preferred as a little different than a straight vanilla preferred stock might be. Instead of recording the entire net proceeds as equity, we have recorded as a liability 3 years of dividends on the preferred, the present value of those dividends equaling $14 million. The remaining balance of 82 million is recorded as preferred stock within the equity section of our balance sheet. Going forward, dividend payments for 3 years will be charged against this liability, and the discount applied against the preferred will be accreted over the same 3-year period. I know this accounting may be difficult to follow over the phone, but it is described in some detail in our Form 10-Q we filed last week.

I would now like to talk about Tempus for a moment. As you have heard Larry and others comment before, we have an active M&A program to identify potential acquisitions that will enable us to fill out our product offering. Our recent acquisition of Tempus is just such a company. We have talked to David Hayes and Kevin Saffer, the founders of Tempus, for some time now, and during the quarter we consummated our acquisition of their company. We paid 5.8 million in cash and 2.6 million in common shares for Tempus.

We think this was a great investment for our Company. Tempus enjoys a great reputation as a premier scheduling company. Their products are currently installed in approximately 100 entities including a number of facilities using QuadraMed’s Affinity product. So we already have a number of satisfied customers using the Tempus product within Affinity, and we plan to have a lot more of those customers in the coming months and years.

Now let’s take a look at some of the numbers for the quarter. Since we disclosed our numbers almost a week ago, I’m not going to summarize our results in any detail this morning. Instead, I would like to build on the comments Larry has made by providing a little more information on our operating expenses.

Our general and administrative expenses continue to decrease. For the quarter they were $8.2 million, down from $8.7 million in the corresponding quarter of 2003, and down from $9.2 million last quarter. But the G&A levels are still higher than we want them to be. We continue to incur some legal and personnel related costs as result of litigation and the move of our headquarters from San Rafael to Reston. These costs were over $300,000 for the quarter.

We also took a charge for bad debts of $1.1 million for the quarter, a charge we’re hopeful will not be repeated at such a level in the remaining quarters of 2004. However, there is still one significant moving cost that has not yet been incurred. That is the exit cost from the building in San Rafael. While we don’t yet have a firm plan to abandon the facility, we may sometime during the third quarter. It is likely that a multi-million dollar charge will result, given the soft real estate market in Northern California and the fact that our lease still has 5 years to run.

Spending on software development is continuing at an elevated rate from the prior year. For the quarter we spent $6.8 million on software development, up from 5 million for the same quarter of last year, and up about $100,000 over the prior quarter. This level of spending is necessary for us as we continue to build new products and forge new partnerships with our customers.

Sales and marketing expenses were $6 million in the quarter, up from $4.8 million for the same quarter of last year and about flat from the prior quarter. Much of the increase from 2003 is the result of the more conservative way we’re expensing sales commissions in 2004. This change will impact the remainder of 2004 as well.

Keep in mind that all of our operating expenses have increased this year, as a result of the Detente acquisition. Detente has added about $1 million to these expenses so far in 2004.

Lastly, I would like to comment on our cash flow from operations for the quarter. In the first quarter of 2004, we had positive cash flow from operations of $1.8 million. This compares to cash used in operations of $9.5 million in the second quarter. About half of this change from quarter-to-quarter results from the cost of a hardware sale of about $3 million for which we collected the receivable in the first quarter, but we didn’t pay for the equipment until early in the second quarter.

Another significant reason for the change is the scheduled interest payment on the 2008 notes of $2.2 million in the second quarter, which occurred on April 1. These two items explain most of the change in cash used in operations for the first 2 quarters of the year. I will now turn it over to Mike. Thank you.

Mike Wilstead - QuadraMed Corporation - President and COO

Thank you, John. Good morning to each of you joining the call. Operationally we achieved many goals this quarter, and recognize that we still have some work to do in some areas. Driving the sales is our number 1 priority for the remainder of the year.

Let’s turn to sales in Q2. New Affinity total contract value did exceed prior year for the same period, supporting our goal of new clinical development activities that we believed would increase our average selling price. Since 2001 our average selling price per Affinity contract has shown steady increases. However the fact remains that we did close only one new Affinity contract in the quarter, which by the way is exactly where we sat at the same time last year. We’re not satisfied with only closing one new Affinity contract. But with the obstacles we faced of negative shareholder equity, SEC investigations that were going on during the quarter, and the lengthy restatement process did lead to some doubt in our potential customers that were making buying decisions.

The good news – now all this is out of the way and behind us. We believe that we have a bright future. There are no more excuses. Our market is strong, our employees are dedicated, and we’re competitive in our marketplace. Our Affinity product application remains in the top rankings by third-party evaluators such as KLAS, MD Buyline, Gartner, and the like.

The Affinity vertical sales, which are selling additional software applications into our current customer base, continue to be solid. Our loyal customers show acceptance of our applications each quarter by expanding their use of QuadraMed products. Through the second quarter of 2004, we are at budget for these various product lines and expect additional support as we develop and release new applications.

We’re very pleased with the results of the second-quarter sales from our HIM and government product lines. Both of these product categories exceeded the projected quarterly plan and are on target to achieve our sales budget for 2004.

When we introduced to the market a rewrite of our coding and compliance products to our Quantim platform, our vision was to have a product that would be successful in converting customers from using our competitors’ products to our new suite of applications. In the second quarter of 2004, over 50 percent of all HIM sales were replacements of a competitor’s product. The Quantim suite of applications are now widely accepted in the marketplace, and we expect continued success from these products.

The government sector of our business has produced steady increases in both market share and new product introductions. Once again we have been successful working through a pilot program with the Veterans Affairs Hospitals and expect to launch an addition to software and service applications that will promote continual growth in these product lines.

In the Financial Services Divisions, our revenue and profitability for the quarter was disappointing and frankly not acceptable. Earlier this year, we began a process of putting a greater emphasis on driving new revenue through adding additional sales representatives and strengthening the sales management team. The impact of this has not realized in the revenue line, however the pipeline is growing, and we have good opportunities that we expect to close in the third and fourth quarters of 2004. We have managed the expense line all year and will continue to take action as necessary to get this business in line with profitability.

In all of our product lines, in order to drive our number 1 priority of new sales, the pipeline must be robust. Our total software pipeline has shown steady growth month after month with only a slight dip at the end of June after our strong monthly sales. In the end of July pipeline has increased to exceed the June falloff for the new contracts that were closed, so we have replenished our pipeline; and we’re prepared for what has been historically our largest new contract sales months, July through December. Typically the fourth quarter has been our strongest quarter of the year, and our pipeline is healthy, and we expect a strong finish to 2004.

In the second quarter we announced an effort to offer our Affinity applications on a remote hosted or subscription basis and have been very strategic in our approach to this specific target market. We have seen successes in presenting this solution to hospitals and feel the interest and acceptance of our solution will be widely received, particularly by those hospitals currently using this type of software financing solution.

Now Larry and John both have mentioned the Tempus acquisition. We’re making great progress integrated the Tempus Company into our functional organization structure for development, customer support, marketing, finance, operations, and sales while maintaining a stand-alone focus on their current pipeline. The strategic fit of the Tempus product for our current customers has been well received. We have trained our current Affinity and new and vertical sales teams on positioning these applications in every appropriate selling opportunity and believe we will have great success to provide enterprise wide scheduling to our current customers and future new customers.

The development work for rolling out of our Affinity lab system acquired from the Australian Detente Systems is ahead of schedule. This application is now being positioned as our integrated solution with Affinity for existing customers as well as new RFPs and proposals. We expect this work to remain on schedule and be ready for beta in the third quarter of 2004.

With the obstacles behind us and a stronger balance sheet, total focus on taking care of our customers, developing new software applications, and growing our business, we are very excited about the second half of the year and the successes we believe we will have. We have the right team, the right products at the right time. Thank you. I will turn the call back to Larry.

Lawrence P. English - QuadraMed Corporation - Chairman and CEO

Thank you, gentlemen. Now some of our shareholders have told me that they understand and support our decision to refrain from providing specific guidance. However, I know that there is a need to have some discussion on where we think we’re going strategically, what direction the balance sheet will take from here, and what role acquisitions will play on our future growth.

I think our numbers are easy to understand. Anyone can develop a model based on our historic cost of revenue and pattern of operating expenses, and that model will clearly indicate that to achieve profitability we need top-line growth. That is not to say we cannot do better on the cost of sales and operating expense, we work on those items all the time. But the real leverage is in top-line growth.

Now let me be very clear. Our unequivocal strategic goal is to operate a growing and profitable Company, and our egos are such that we think we can ultimately achieve profits as good or better than others in the industry. To do so, we need to grow. Most analysts say that our industry is growing at 15 percent annually. Some think that the attention now being given to the need for electronic medical records by the federal government, and the increasing emphasis from the private sector on patient safety and efficiency, make those estimates conservative.

When we will achieve the desired pace of growth is not predictable right now. Mike said bookings are improving and the pipeline is growing. We have a talented, highly motivated sales and marketing team; and we have eliminated the negative overhang from the restatement we completed in 2003. I learned a long time ago that you manage results by managing activity and I can tell you that my colleagues and I are focused on the sales activity that we need to drive meaningful profitability.

M&A will also continue to play an important role in our growth. We know there is opportunity to offer our customers a broader set of applications. In many cases, it will be cheaper and quicker to acquire those applications than to develop them ourselves. This was certainly the case with pharmacy, laboratory, radiology, and now enterprise scheduling. We are actively seeking acquisition targets in other areas. Now these are likely to be small acquisitions that we can do with existing resources. They will add functionality, make our solutions more attractive, and they will also add revenue and earnings.

There is another factor influencing our thinking on M&A. Anyone who has attended our trade show, the HIMMS show, knows that this is a fragmented industry. There are hundreds of companies; and essentially one way or the other we’re all trying to do the same thing and we are spending millions of dollars to develop software that captures appropriate data on people on the end of the healthcare system, and gets that data to clinicians and administrators in a form that enables them to do their job more efficiently and more effectively.

It seems to me that the economic case for consolidation is persuasive in terms of R&D synergies alone. Then add the fact that several of us are public companies, carrying the ever-increasing public company overhead, and the G&A synergies become compelling. Next, consider that QuadraMed has a very experienced management team. We have all managed enterprises much larger than this Company, and we are ready and eager to do so again.

Accordingly, we will also seek larger potentially transformative acquisitions. If we find them, we will need to turn to capital markets to finance them. For the right deal, I believe that financing would be available on terms that will be beneficial to all of our stockholders. We will of course approach any such opportunity very carefully and very thoughtfully.

Other than that, we do not see a near-term need to make any changes to the balance sheet, except for adding to retained earnings through profitable growth. We will now turn to your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Adrian McKay (ph) of Freestyle Fund Management.

Adrian McKay - Freestyle (ph) Fund Management - Analyst

Good morning, I have 3 questions for you. First, you mentioned that you had a significant bad debt charge in the quarter. Can you talk a little bit about the background behind that, and the probability that something like that might happen again?

The second question relates to Detente. You mentioned that you had, I think, 1 million or so of expenses related to that. What sort of revenue came with that acquisition to offset those expenses?

And then lastly, a bigger picture question — at least — I have been a little bit frustrated by the rate at which you are returning to profitability given that you were basically breakeven in the most recent quarter. My question relates to how long you anticipate before you reach profitability? And what sort of sales level would you anticipate could be supported by the current level of overhead?

John Wright - QuadraMed Corporation - EVP and CFO

I would like to answer at least the first 2 portions of that. First concerning the bad debt charge, obviously one is never happy taking a charge of $1 million of bad debts. Part of this thing is due to the fact that the Company has gone through a lot over the last 6 months for this transition from San Rafael to here. I think we took our eye off the ball slightly in the collections area of AR.

As we got our team in place here in Reston, we took a hard look at that during the quarter; and we attempted to clean up — I use that word in a very rough sense here — to clean up some of the older stuff. And that is what the charge is all about. If we thought there was a greater charge than that necessary, we would have taken it. We think that is adequate. But I do not have a crystal ball as what might happen in the third and fourth quarter. But we certainly don’t anticipate, as we said in the presentation this morning, a charge of that magnitude going forward.

On the second item of Detente, about $1 million expense, Detente is essentially at a breakeven point right now.

The third question on returning to profitability, as Larry I think pointed out very well, we’re looking to grow the top line. We have large fixed expenses. We explained I think why we are spending the amounts we are in development and the sales effort. G&A as well. While the G&A number may be coming down a bit, it is still a significant expense. And we need top-line growth, and that’s what we’re looking for.

Lawrence P. English - QuadraMed Corporation - Chairman and CEO

I don’t want to get in trouble with my colleagues and be accused of giving forward-looking statements, so I’m not going to elaborate much on that. But I would simply point you to the second-quarter financial statement. You can see what the total operating expenses have been. You heard John talk about the noise that is still in there. You can calculate historically where our cost of revenue has been. And it is pretty easy to solve for what kind of top line we need in order to be profitable on the operating income basis; and we have now eliminated the interest expense.

Adrian McKay - Freestyle (ph) Fund Management - Analyst

What sort of sales level do you think you can get to before having to expand your expense base in a meaningful sort of way?

Lawrence P. English - QuadraMed Corporation - Chairman and CEO

We think we are highly leverageable where we are. I have made that point several times. We don’t need — I think that is your question — we can make a lot more sales without having to add another CEO, another CFO, another finance organization, another Sarbanes-Oxley compliance team. There’s a significant amount of fixed cost here, which makes us highly leverageable.

John Wright - QuadraMed Corporation - EVP and CFO

Let me state that another way if I could. When we moved the headquarters here to Reston, we did not put an infrastructure here in Reston to oversee a 125 or $135 million organization. We had the capacity to handle far more than that with the current staff.

Adrian McKay - Freestyle (ph) Fund Management - Analyst

Okay. Thank you.

Operator

(OPERATOR INSTRUCTIONS) John Scott (ph), Senarty Hills (ph).

John Scott - Senarty Hills (ph) - Analyst

Good morning, what happened on the July 30 shareholder lawsuit? Did that get approved by the judge?

John Wright - QuadraMed Corporation - EVP and CFO

We are having a little difficulty. Could you speak just a little louder, please?

John Scott - Senarty Hills (ph) - Analyst

yes, my name is John Scott and I was just wondering what happened at the court hearing on July 30 for the shareholders suit.

Lawrence P. English - QuadraMed Corporation - Chairman and CEO

It has been approved. It is done.

John Scott - Senarty Hills (ph) - Analyst

Thank you.

Operator

Matthew Campbell (ph), Knott Partners.

Matthew Campbell - Knott Partners (ph) - Analyst

Good morning Larry, given the fact that these clouds have now been removed, are you starting to begin to see better traction from your customer base?

Lawrence P. English - QuadraMed Corporation - Chairman and CEO

Better traction from our customer base?

Matthew Campbell - Knott Partners (ph) - Analyst

As far as — you are building your pipeline, but the excuses aren’t there are now. Obviously it sounds like on a going-forward basis, business looks like it may be getting better. Is that a fair assessment?

Lawrence P. English - QuadraMed Corporation - Chairman and CEO

Would that be a forward-looking statement? First of all, traction from the customer base, we have reported we had strong sales into the existing customer base. We haven’t lost any customers. I think that was one of the great achievements during the long period of difficulty. We held onto our customers and the recurring revenue from them.

Mike commented that — and we don’t give specific booking numbers or pipeline numbers — but he reported that both of those things have increased. And he also made the comment that has been passed on down to our very talented and highly motivated sales organization that with the removal of debt, the improvement in shareholder equity, the listing of the stock on the American exchange — there are no excuses anymore.

So you put all that together, good solid business that we are in, a highly motivated sales force, no negative overhang, bookings increasing, and pipeline increasing, and I think you could conclude that things are looking better.

Matthew Campbell - Knott Partners (ph) - Analyst

Great. If we can’t look forward can we look backwards? Before all of these issues hit the Company, what were you guys — what was your run rate on Affinity sales on an annual basis?

Lawrence P. English - QuadraMed Corporation - Chairman and CEO

I think we were looking to do 8 to 12 a year if you went into 2000 — Mike, do you recall? In 2002 were we looking to do 8 to 12?

Mike Wilstead - QuadraMed Corporation - President and COO

Yes, I think the plan was 10. I think we either hit plan — I can’t remember if we hit plan on the actual per unit, but we hit it on the contract value side in 2002 and 2001.

Matthew Campbell - Knott Partners (ph) - Analyst

Just if you could give me the ASP, the average selling price?

Mike Wilstead - QuadraMed Corporation - President and COO

The average selling price at that time was about 1.5 million. As I mentioned in my script here that we increased our average selling price by investing in clinical. That is where the cost for development has come into play here. We put a great emphasis on increasing our clinical applications, which has increased our average selling price.

Matthew Campbell - Knott Partners (ph) - Analyst

To what number roughly?

Mike Wilstead - QuadraMed Corporation - President and COO

It is much closer now to the $2 million mark.

Lawrence P. English - QuadraMed Corporation - Chairman and CEO

And we want to see it higher than that. I think with all of the investment we’re making, with the addition of the Tempus productline and so forth, we ought to be shooting for something over 2 million, between 2 and 3 as an average sales price. But it does vary. I also want to be cautious, Matt, on that number. That revenue doesn’t all come in in one fell swoop. That revenue on the average selling price gets recognized over a period of time.

Matthew Campbell - Knott Partners (ph) - Analyst

I have unfortunately learned that one.

Mike Wilstead - QuadraMed Corporation - President and COO

Matt, also, that is an average selling price on a community-based hospital. Of course that varies based on the size of the hospital and multi entities and so forth.

Matthew Campbell - Knott Partners (ph) - Analyst

Great. My last question, with the Tempus acquisition, how many hospitals — rough ballpark — are they in that you are not in today and now you can cross-sell into those hospitals with your Affinity sales?

Mike Wilstead - QuadraMed Corporation - President and COO

I don’t have the exact numbers, Matt. We can get that for you. Frank, our Vice President of Sales, and Matt Lang (ph) their Vice President of Sales, have done extensive research on the 2 pipelines, the 2 customer bases. As I mentioned we have trained our new contract, Affinity and vertical sales teams to launch that effort of enterprise wide scheduling and scheduling applications into our customer base.

We have done multiple webcasts to get them up to speed. We have done mailers and direct-mail pieces to their customers and our customers. I can follow up with you and get that for you.

Lawrence P. English - QuadraMed Corporation - Chairman and CEO

Let me add to that. I want to be clear that the sale of Affinity to a Tempus customer is something we’re really going to try to do. But there is a bit of a tail wagging the dog, in that circumstance. The real big opportunity is for us to sell the Tempus product into our existing customer base. Because whatever the overlap number is, it’s nowhere near 100 percent. And number 2, the Affinity product will be more competitive, more effective, when the Tempus software is added to it in new sales situations.

Matthew Campbell - Knott Partners (ph) - Analyst

Great. Thank you.

Mike Wilstead - QuadraMed Corporation - President and COO

The cross selling is already occurring, so that is the good news.

Operator

Todd Cohen (ph), MTC Advisers.

Todd Cohen - MTC (ph) Advisors - Analyst

Good morning a couple of questions. You indicated earlier in the call that Tempus was very profitable. Can we talk about the sales level? Number 1.

And then number 2, any discussion on the announcement made in the last couple days on the L.A. deal, as to what that may mean to numbers or how revenues are generated through that?

John Wright - QuadraMed Corporation - EVP and CFO

Yes, Todd, Tempus as we said was very profitable. In 2003 their sales were about $7.5 million, and plan for ‘04 was substantially above that.

Lawrence P. English - QuadraMed Corporation - Chairman and CEO

In connection with the L.A. County thing, this is an arrangement that we entered into last spring. They are of course our biggest customer, and we have become codevelopment partners with them developing our clinical data repository. That was a big breakthrough to have somebody as prestigious and as large as L.A. County to join us in that codevelopment effort. And we did mention that on the last conference call, but we finally got a press release out on it just recently. Mike, do you want to add anything about your enthusiasm for the L.A. County arrangement?

Mike Wilstead - QuadraMed Corporation - President and COO

Yes, the excitement here was L.A. County went through an extensive clinical review process with their medical staff and evaluated different companies as to who they wanted to partner with to really develop what they call their Electronic Health Record for their patients across all their facilities. They have multiple facilities.

We have been successful with L.A. County on the revenue cycle applications for quite some time. Their clinical evaluation process is very thorough. We spent hours and hours and days with them to get them comfortable with our vision. And basically they have agreed to be our partners and help fund this work. It is a process that will take multiple years, 2 to 3 years to complete. But it is something that we will be able to not only sell into L.A. County, but across all of our customer base and the market.

Todd Cohen - MTC (ph) Advisors - Analyst

Right. Just going back to Tempus for a moment. That closed June 30, so no revenues were recorded prior to that, and then we will start to see the benefit of that now?

John Wright - QuadraMed Corporation - EVP and CFO

That is correct.

Todd Cohen - MTC (ph) Advisors - Analyst

Thank you.

Operator

Bob Sayles, (ph) LMK (ph) Capital Management.

Bob Sayles - LMK (ph) Capital Management - Analyst

Just on the expense lines, did I hear correctly that there was $300,000 in G&A in additional costs during the quarter related to the move, legal and professional, and whatever else? And that there was an additional 1.1 million in bad debt write-off that hit the G&A item in Q2?

John Wright - QuadraMed Corporation - EVP and CFO

You heard correctly.

Bob Sayles - LMK (ph) Capital Management - Analyst

Okay. As I looked through the other 2 line items in the operational expenses, where there any other nonrepeating expense items that we should expect to see drop out of R&D and sales and marketing?

John Wright - QuadraMed Corporation - EVP and CFO

In sales and marketing, I indicated that of the significant increase form the prior year of slightly over $1 million for the quarter, most of that as a result of a more conservative approach to accounting for sales commissions. So, the result of that is in 2004 we’re having a little bit of what you could call double counting, I suppose, of some amounts that had not been recognized from prior years but were deferred, in an attempt to match up the expense on the revenue. We have now taken a more conservative approach where we’re just writing commissions off as they are paid.

Bob Sayles - LMK (ph) Capital Management - Analyst

Can you quantify what that catch-up amount was during the quarter roughly?

John Wright - QuadraMed Corporation - EVP and CFO

It is roughly half of the change there.

Bob Sayles - LMK (ph) Capital Management - Analyst

So, if we looked at 1.2 year-over-year, about $600,000 would be what you would consider catch-up?

John Wright - QuadraMed Corporation - EVP and CFO

Your mathematical skills are very good.

Bob Sayles - LMK (ph) Capital Management - Analyst

You mentioned you had some ongoing G&A costs associated with the continued move; at least you outlined the San Rafael, potential for a charge there. Are there any additional operating expenses that we should expect in Q3 or Q4 that will be onetime or nonrepeating in nature, over and above the San Rafael potential charge off?

John Wright - QuadraMed Corporation - EVP and CFO

I sure hope not. No, I’m just being flippant. No, we do not envision any. But we just wanted to point out San Rafael was out there. Because as we have said today and as we said last quarter, we’re hoping that some of these unusual kind of items are behind us. Mostly at the end of the second quarter; some may drip into the third quarter.

But no, we don’t expect anything big other than the lease. And as I pointed out already, though, the retirement of debt, the loss on that, only a portion of it was reflected in the second quarter. The remaining part will be reflected in the third quarter. But the numbers are fully disclosed in our filing.

Bob Sayles - LMK (ph) Capital Management - Analyst

One more question if you bear with me, on the preferred. Understood a little bit what you talked about in terms of the charges related to the balance sheet. What exactly will show up in terms of the — will there be any charges associated with that preferred debt on a pre-tax basis in your P&L going forward?

John Wright - QuadraMed Corporation - EVP and CFO

Only the charge that I was talking about that will occur in the third quarter, the loss on extinguishment of debt. That will flow through the third quarter as an additional charge of about 11 million, most of which is non-cash. That should be it going forward.

Bob Sayles - LMK (ph) Capital Management - Analyst

Thank you very much.

Operator

Adrian McKay, Freestyle Fund Management.

Adrian McKay - Freestyle (ph) Fund Management - Analyst

I just have one follow-up question. It relates to Tempus. Will you continue to offer a different entity using the Tempus brand-name or will over time that get rolled into Affinity? Or will you use QuadraMed as the marketing name? How will that work going forward?

Lawrence P. English - QuadraMed Corporation - Chairman and CEO

Tempus has had a great track record of selling that product on a stand-alone basis, and we do not want to disrupt that or disrupt the pipeline. We want to realize all that value. So, we will maintain a separate salesforce integrated within our sales management. But we will maintain a separate salesforce and the branding of Tempus will remain. When we package it with Affinity, either selling to existing customers or packaging it for new customers I believe we’ve decided on the brand-name Affinity Scheduling. Is that right, Mike?

Mike Wilstead - QuadraMed Corporation - President and COO

That is correct.

Lawrence P. English - QuadraMed Corporation - Chairman and CEO

It will have its own brand-name as they continue to sell on a stand-alone basis, but be branded with Affinity when we sell it into our existing customers or new Affinity customers.

Adrian McKay - Freestyle (ph) Fund Management - Analyst

Then, with regards to your backlog numbers, you said that they had weakened a little bit in June but picked up in July. Is that true if you look at your backlog on a same-store basis, if you exclude the Tempus acquisition?

Lawrence P. English - QuadraMed Corporation - Chairman and CEO

What was the comment? What comment did we make about — ?

John Wright - QuadraMed Corporation - EVP and CFO

I think Mike’s comments about how the backlog shrinks at the end of June as a result of bookings. (multiple speakers)

Lawrence P. English - QuadraMed Corporation - Chairman and CEO

That was pipeline not backlog. When I think of backlog I look at deferred revenue, and — go ahead, Mike. You answer the question if he is referring to pipeline.

Mike Wilstead - QuadraMed Corporation - President and COO

The statement I made was regarding the pipeline, not backlog. What I basically said is the pipeline had showed incremental increases month after month up until the end of June. We run our pipelines at the end of the month. We had such a strong June, particularly in the HIM sales side, that our pipeline took a dip. We also closed the new Affinity contract with Gillette. So our pipeline took a small dip at the end of June and recovered by the end of July to exceed the end of May numbers.

So, that is — we believe that the pipeline — we have replenished it. That is, the key always is, you sell something, you have a big month. Do you replenish it the next month? So we are very pleased that it was replenished. We are well on our way.

Lawrence P. English - QuadraMed Corporation - Chairman and CEO

That is a pretty typical pattern.

Mike Wilstead - QuadraMed Corporation - President and COO

Correct.

Adrian McKay - Freestyle (ph) Fund Management - Analyst

If you take out the impact of Tempus in July, do you still have a similar sort of trend?

Mike Wilstead - QuadraMed Corporation - President and COO

That is correct. That is without had Tempus. If I add Tempus into it, then I have a significant increase.

Adrian McKay - Freestyle (ph) Fund Management - Analyst

Okay. Thanks.

Operator

Todd Cohen, MTC Advisers.

Todd Cohen - MTC (ph) Advisors - Analyst

Guys, where do we now stand on potential shares outstanding? There is no more deck I guess, so where are we on the share count going forward if everything gets converted?

John Wright - QuadraMed Corporation - EVP and CFO

The preferred converts, I think it would add potentially up to 27 million shares at 3.40 number convert. So you can do the math from where we are. Or if you want to do it with the math where we are, we are roughly 40 million outstanding now. There is about 8 or 9 million of options outstanding, some of those under the water. Then there’s preferred potentially being added on in 2007 if the stock price reaches 5.10 or if the holders so choose to convert early.

Todd Cohen - MTC (ph) Advisors - Analyst

Thank you.

Operator

Adrian McKay.

Adrian McKay - Freestyle (ph) Fund Management - Analyst

Just related to that last point, the 8 to 9 million of options, does that exclude the remaining warrants from the bond deal you guys did at the start of ‘03?

John Wright - QuadraMed Corporation - EVP and CFO

I think at the end of the quarter we were about 40 million shares, and about 3 million warrants were still outstanding. That is from memory here, but I think that is pretty close.

Adrian McKay - Freestyle (ph) Fund Management - Analyst

That is not included in the options number you just mentioned?

John Wright - QuadraMed Corporation - EVP and CFO

No.

Adrian McKay - Freestyle (ph) Fund Management - Analyst

Are those warrants going to be exercised sometime soon?

John Wright - QuadraMed Corporation - EVP and CFO

You’d have to ask the holders.

Adrian McKay - Freestyle (ph) Fund Management - Analyst

Okay.

John Wright - QuadraMed Corporation - EVP and CFO

I do have the exact number here. There was 3.4 million in warrants outstanding.

Adrian McKay - Freestyle (ph) Fund Management - Analyst

Were the ones that were exercised in the second quarter exercised as part of your in — connection with your conversations with regards to those investors rolling into the new preferred deal from the old bond deal?

John Wright - QuadraMed Corporation - EVP and CFO

Not necessarily. They do it when they want to do it, and we have no control or really have no discussions what them about it.

Adrian McKay - Freestyle (ph) Fund Management - Analyst

Okay. Thanks again.

Operator

At this time there are no further questions. Mr. English, I will turn the call back to you.

Lawrence P. English - QuadraMed Corporation - Chairman and CEO

Ladies and gentlemen, thank you very much for your time and attention, and we will look forward to seeing some of you when we ring the bell at the American Stock Exchange next week.

Operator

This does conclude today’s conference. Thank you for your participation. You may disconnect at this time.

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